EXHIBIT 99.1

Citizens Holding Company Declares Cash Dividend

PHILADELPHIA, Miss.—(BUSINESS WIRE)— August 24, 2006—Citizens Holding Company (AMEX: CIZ - news) announced today that its Board of Directors declared a cash dividend of $0.17 per share payable September 29, 2006, to shareholders of record as of September 15, 2006.

“The $0.17 per share dividend that we have declared for the third quarter of 2006 is an increase of 6.3% over the $0.16 per share paid in the third quarter of 2005,” said Greg L. McKee, President and Chief Executive Officer. “This dividend brings the total dividend in 2006 to $0.51 per share, a 6.3% increase over the $0.48 per share paid in the same period of 2005.”

Citizens Holding Company is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank has nineteen full service banking locations in eight counties in East Central Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the American Stock Exchange and is traded under the symbol CIZ. The Company’s transfer agent is American Stock Transfer & Trust Company. Investor relations information may be obtained at the corporate website, www.citizensholdingcompany.com.

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@netdoor.com